UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2016

Imprimis Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 704-4040

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On December 19, 2016, Imprimis Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers identified on the schedule of buyers attached thereto (the “Investors”), which provides for the sale by the Company of approximately 5.2 million Units, with each Unit consisting of one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Investor Warrants”), at a price of $1.915 per Unit for aggregate gross proceeds of approximately $10 million (the “Offering”). The Investor Warrants have an exercise price of $1.79 per share, are non-exercisable for the first six months and will expire three years from the date of issuance. The Investors include three executive officers and/or directors of the Company, each of whom agreed to purchase the Units on the same terms and conditions as the other Investors, and who collectively agreed to purchase 295,000 Units shares for an aggregate purchase price of $564,925. The Company expects to close the Offering (the “Closing”) by December 28, 2016.

At Closing, the Company will pay National Securities Corporation (the “Placement Agent”), in consideration for its services as placement agent for the Offering, a cash amount equal to 7.5% of the gross proceeds from the sale of the Units. The Company will also issue to the Placement Agent a warrant (the “Agent Warrant”) to purchase up to that number of shares of Common Stock equal to 4% of the shares of Common Stock included in the Units (excluding the shares of Common Stock underlying the Investor Warrants) sold in the Offering. The Agent Warrant will be issued on the same terms and conditions of the Investor Warrants.

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Investors for liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in the Purchase Agreement or related documents or (ii) any action instituted against an Investor with respect to the Offering, subject to certain exceptions. The Purchase Agreement also contains customary representations and warranties and covenants of the Company and is subject to customary closing conditions.

In addition, at the Closing the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Investors pursuant to which the Company will agree to register for resale the shares of Common Stock and the shares of Common Stock underlying the Investor Warrants sold in the Offering. Under the terms of the Registration Statement, the Company will commit to file the registration statement no later than 30 days after the Closing and to cause the registration statement to become effective no later than the earlier of (i) five business days after the SEC informs the Company that no review of the registration statement will be made or that the SEC has no further comments on the registration statement or (ii) 120 days after the Closing. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events, including the Company’s failure to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of liquidated damages payable to an Investor would be 1% of the aggregate amount invested by such Investor for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 10% of the aggregate amount invested by such Investor pursuant to the Purchase Agreement. The Placement Agent will receive registration rights with respect to the shares of Common Stock underlying the Agent Warrant on the same terms and conditions as the Investors.

The Units to be issued in the Offering were offered and will be sold exclusively to accredited investors, and the Agent Warrant was offered and will be sold to the Placement Agent, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

The foregoing summaries of the Purchase Agreement, Registration Rights Agreement and the Investor Warrants are qualified in their entirety by reference to the full text of the agreements, which are attached as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 3.02 — Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 is incorporated herein by reference to the extent required.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated December 19, 2016, between the Registrant and the Investors party thereto

10.2	Form of Registration Rights Agreement between the Registrant and the Investors party thereto

10.3	Form of Investor Warrant

99.1	Press Release issued by the Registrant on December 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imprimis Pharmaceuticals, Inc.

Date: December 23, 2016	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer